Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-82453 of ACRE Realty Investors Inc. on Form S-3 and in Registration Statement No. 333-138703 of ACRE Realty Investors Inc. on Form S-8 of our report dated February 17, 2015 with respect to the restated consolidated financial statements of ACRE Realty Investors Inc. as of December 31, 2013 and 2012 and for the years then ended, appearing in this Amendment No. 1 on Form 10-K/A to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

February 17, 2015